Exhibit 99.1
NEWS RELEASE
Media/Investor contact: Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259

For release: February 2, 2009	Financial Media
Otter Tail Corporation Reports 2008 Financial Results; Board Declares Quarterly Dividend
FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the fourth quarter and year ended December 31, 2008.
2008 Highlights:
•	Consolidated revenues increased 5.8% to a record $1.3 billion in 2008.

•	Electric segment net income increased to $33.2 million in 2008.

•	Consolidated net income was $35.1 million in 2008 compared with $54.0 million in 2007.

•	Total diluted earnings per share were $1.09 in 2008 compared with $1.78 in 2007.
CEO Overview
“By most any financial or economic measure, 2008 proved to be a difficult year and our financial results reflect that reality,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “Like most companies, we are experiencing the effects of a weakened and unpredictable economy. Many of our nonelectric businesses, which as a group posted record years in 2006 and 2007, serve end markets that were significantly affected by the sweeping economic decline in 2008. Additionally, one of our businesses, DMI Industries, faced operational challenges that can accompany rapid expansion as it prepared for wind-industry growth.” Erickson continued, “We are encouraged that Otter Tail Corporation’s core electric business, Otter Tail Power Company, posted solid results in 2008. During the year, we aggressively invested in major organic growth opportunities in wind energy projects, such as Otter Tail Power Company’s construction of 32 wind turbines at the Ashtabula Wind Center in North Dakota, and DMI Industries’ expansion of wind tower manufacturing plants in North Dakota and Oklahoma.”
“Despite the difficult year our balance sheet is healthy. We maintain a strong capital structure, are compliant with all of our debt covenants, and have sufficient liquidity under our existing credit facilities to provide for working capital requirements and help fuel future growth initiatives.

Clearly, not knowing the duration of the current recession makes it difficult to forecast earnings. We expect 2009 will be a challenging year, requiring continued discipline on managing costs and capital expenditures. Recognizing we are in a time of continuing economic uncertainty, our current estimate of 2009 earnings is in the range of $1.10 to $1.50 per diluted share.”
2009 Dividend Declared
Otter Tail Corporation continues its history of uninterrupted dividend payments since 1938. On February 2, 2009 the Board of Directors declared a quarterly common stock dividend of $0.2975 per share. This dividend is payable March 10, 2009 to shareholders of record on February 13, 2009. The Board’s dividend decision reflects the corporation’s financial strength, commitment to the dividend and confidence in the future, while exhibiting prudency in difficult economic times. The dividend payout ratio is expected to decline over time as earnings increase based on our strategic plans.
The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable February 28, 2009 to shareholders of record as of February 13.
Segment Performance Summary
Electric
Electric segment revenues and net income were $340.0 million and $33.2 million, respectively, in 2008 compared with $323.5 million and $24.5 million in 2007. The increase in electric revenues was due to a $10.7 million increase in retail revenues, a $4.2 million increase in other electric revenues and a $1.6 million net increase in wholesale and energy trading revenues.
The increase in retail revenues reflects $8.0 million in 2008 Minnesota and North Dakota Renewable Resource Cost Recovery Rider revenue. An approved increase in Minnesota retail electric rates of approximately 2.9% resulted in a $3.6 million increase in retail revenues in 2008. These revenue increases were augmented by a 2.9% increase in retail kilowatt-hour (kwh) sales resulting from a 7.8% increase in heating degree days between the years, but offset by a $6.7 million reduction in fuel-cost recovery revenues in 2008 related to a reduction in kwhs purchased for system use in 2008.
The increase in other electric revenues includes a $3.6 million increase in revenues from contracted construction work completed for other entities on regional wind power projects and a $0.8 million increase in revenues from steam sales to an ethanol plant near the Big Stone Plant site, offset by a $0.2 million reduction in revenues from shared use of transmission facilities. Wholesale electric revenues from company-owned generation increased to $23.7 million in 2008 compared with $20.3 million in 2007 as a result of a 28.4% increase in wholesale kwh sales partially offset by a 9.2% decrease in the price per kwh sold. Net gains from energy trading activities, including net mark-to-market gains and losses on forward energy contracts, were $3.5 million in 2008 compared with $5.3 million in 2007.
Fuel and purchased-power costs to serve retail and wholesale electric customers decreased $6.9 million between the years. Fuel costs for generation for retail customers increased $8.3 million as a result of a 12.1% increase in generation for system use combined with a 3.4% increase in fuel costs per kwh generated for system use. Purchased power costs to serve retail customers decreased $18.4 million as a result of a 23.8% decrease in kwhs purchased combined with a 1.0% decrease in the cost per kwh purchased for system use. Fuel costs for wholesale sales increased $3.2 million due to a 28.4% increase in wholesale kwh sales combined with a 7.1% increase in the cost of fuel per kwh generated for wholesale sales. Overall fuel costs per kwh generated increased 8.8%, but electricity from zero-fuel-cost wind turbines mitigated the increase in fuel costs per kwh from generation used to serve retail customers. A $7.8 million increase in electric operating and maintenance expenses includes: (1) $3.1 million in increased costs related to contracted construction work completed for other entities on regional wind power projects, (2) $1.7 million in turbine repair costs at Hoot Lake Plant in 2008, (3) $0.9 million in higher wage and benefit expenses related to a general wage increase, (4) $0.6 million in wind turbine related expenses, and (5) a net increase of $1.5 million in other operating expenses. Depreciation expenses increased $5.7 million as a result of recent capital additions, including 27 wind turbines at the Langdon Wind Energy Center.
Plastics
Plastics segment revenues and net income were $116.5 million and $1.9 million, respectively, in 2008 compared with $149.0 million and $8.3 million in 2007. The decreases in revenues and net income reflect a 26% reduction in pounds of polyvinyl chloride (PVC) pipe sold due to sluggish housing and construction markets in 2008.
Manufacturing
Manufacturing segment revenues and net income were $470.5 million and $5.3 million, respectively, in 2008 compared with $381.6 million and $15.6 million in 2007. Within the segment:
•	DMI Industries, Inc. recorded an increase of $64.6 million in revenue due to increased production, but less than optimal productivity rates associated with ramping up operations at DMI’s Oklahoma plant, higher costs due to steel surcharges, lower than expected margins on a production contract at the Fort

Erie plant, increased depreciation expense and higher interest costs contributed to a $4.8 million reduction in DMI’s net income between the years. Included in DMI’s cost of goods sold for 2008 are costs of $4.3 million associated with start-up of DMI’s new plant in Oklahoma.
•	BTD Manufacturing, Inc. recorded an increase of $32.0 million in revenues, including $17.5 million in 2008 revenues from Miller Welding & Iron Works, Inc., acquired in May 2008, $7.6 million from higher prices driven by higher material costs and $6.9 million from increased sales to existing customers. BTD’s net income increased $1.7 million between the years, with $0.6 million of the increase related to companies acquired by BTD in 2007 and 2008. Also, BTD’s operating income was reduced by $1.0 million in 2008 as a result of the sale of Miller Welding’s inventory that was adjusted to fair value on acquisition, as required under business combination accounting rules.
•	T.O. Plastics, Inc. recorded an increase of $2.5 million in revenues, which was mostly offset by higher material, overhead and depreciation costs, resulting in a $0.1 million increase in net income.

•	ShoreMaster, Inc. recorded a decrease of $10.3 million in revenue as a result of lower residential and commercial sales. ShoreMaster’s net income declined $7.3 million between the years, resulting in a significant loss for 2008. Reduced sales combined with dealer discounts and tighter profit margins contributed to the reduction in net income at ShoreMaster. The decrease in net income also includes losses and plant closure costs of $2.3 million related to the shutdown and sale of ShoreMaster’s production facility in California, losses on a large marina project in Costa Rica and severance costs associated with changes in management.
Health Services
Health services revenues and net income were $122.5 million and $0.1 million, respectively, in 2008 compared with $130.7 million and $1.4 million in 2007. Revenues from scanning and other related services were down $4.6 million. Revenues from equipment sales and servicing were down $3.6 million, reflecting a trend away from distributor sales in favor of commission based manufacturer representative sales. The $1.3 million decrease in net income between the years was mainly due to declining sales and revenues from scanning and other related services. The imaging side of the business continues to be affected by less than optimal utilization of certain imaging assets.

Food Ingredient Processing
Food ingredient processing revenues and net income were $65.4 million and $1.7 million, respectively, in 2008 compared with $70.4 million and $4.4 million in 2007. The $5.1 million decrease in revenues is due to a 13.2% decrease in pounds of product sold, partially offset by a 7.0% increase in the price per pound of product sold. The decrease in product sales was due to a reduction in sales to European customers and major snack customers and to lower production caused by potato supply shortages. European sales were higher than normal in 2007 due to reduced crop yields in Europe in 2006. Supply constraints combined with energy costs rising at rates faster than could be passed through to customers increased costs and lowered profits on products sold in 2008.
Other Business Operations
Other business operations revenues and net income were $199.5 million and $5.3 million, respectively, in 2008 compared with $185.7 million and $4.0 million in 2007.
•	At the construction companies, revenues increased $6.3 million due to a higher volume of work completed in 2008. Net income increased $2.4 million mainly as a result of increased margins on wind turbine and electric transmission line projects.

•	In the trucking operations, revenues increased $7.5 million while expenses increased $8.3 million, resulting in a $0.8 million reduction in net income between the years. The increase in trucking company revenues is due to fuel surcharges related to higher average fuel costs and expansion into heavy-haul services in the fourth quarter of 2007.
Corporate
Corporate expenses, net-of-tax, were $12.3 million in 2008 compared with $4.3 million in 2007. The increase reflects an increase of $4.4 million in interest costs on certain debt held at corporate and increased costs in following areas: self insured health insurance plan, insurance expenses and claims experience in the captive insurance company, stock-based compensation and benefit expenses and outside professional service costs related to the formation of a holding company. These increases were offset by decreased incentive compensation expense between the years.
Fourth Quarter Results
Diluted earnings per share for the fourth quarter of 2008 were $0.38 compared with $0.46 for the fourth quarter of 2007. Revenues for the fourth quarter of 2008 were $334.4 million compared with $329.7 million for the same quarter a year ago. Operating income for the fourth quarter of 2008 was $25.8 million compared with $24.2 million for the fourth quarter of 2007. Net income was $13.7 million in the fourth quarter of 2008 compared with $14.1 million in the fourth quarter of 2007, with increases in net income in the electric, health services and other business operations segments offset by decreases in net income in the corporation’s plastics, food ingredient processing and manufacturing segments and a $3.0 million increase in unallocated corporate expenses.
2009 Business Outlook
Otter Tail Corporation ended the year with a strong liquidity position, including available credit lines of $220.6 million; $142.9 million under the Otter Tail Power Company credit facility and $77.7 million under the Varistar Corporation credit facility. The corporation believes it has the necessary liquidity to effectively conduct business operations for an extended period if current market conditions continue. Despite the difficult year in 2008, the corporation’s balance sheet is strong and it is in compliance with its debt covenants. The corporation completed an equity offering in September 2008, which allowed it to invest in major organic growth opportunities in wind energy projects.
Otter Tail Corporation anticipates 2009 diluted earnings per share to be in the range of $1.10 to $1.50. This guidance takes into account the seasonality of the operating cycles of the corporation’s businesses and reflects challenges presented by an ongoing economic recession and the corporation’s plans to manage operating expenses and prudently reduce capital expenditures across all operating companies. The corporation’s current consolidated capital expenditure expectation for 2009 is in the range of $60 to $70 million. This compares with $266 million of capital expenditures in 2008. The corporation has businesses that could benefit from proposed economic stimulus packages being considered by Congress. The corporation continues to explore investments in wind projects for the electric segment that could have a positive effect on earnings and returns on capital. There could be additional capital expenditure opportunities available as well for some of the corporation’s nonelectric businesses should proposed economic stimulus packages be enacted.
Contributing to the earnings guidance for 2009 are the following items:
•	The corporation expects increased levels of revenue and net income from the electric segment in 2009 as a result of recently granted rate increases and resource recovery riders. The expected increase in revenues includes Minnesota and North Dakota Renewable Resource Cost Recovery Rider revenue related to the Ashtabula Wind Center that was placed in service in late 2008, an interim rate increase of approximately $4.8 million, or 4.1%, which is part of a rate case filed with the North Dakota Public Service Commission (NDPSC) in November 2008 requesting a general rate increase of approximately $6.1 million, or 5.1%. Interim rates remain in effect for all North Dakota customers until the NDPSC makes a final determination on the electric utility’s request, which is expected to occur by August 1, 2009. Expectations in 2009 also reflect a request for an increase in revenues in South Dakota of approximately $3.8 million annually, or 15.3% ($1.3 million in 2009). A final decision on the request is expected from the South Dakota Public Utilities Commission in mid-summer 2009 with no provision for an increase in rates in the interim.
•	The corporation expects the plastics segment’s 2009 performance to be below 2008 earnings given continued poor economic conditions. Announced capacity expansions are not expected to be brought on line until the economy improves and demand for PVC pipe increases.

•	The corporation expects earnings from the manufacturing segment to improve in 2009. Business conditions at BTD Manufacturing remain relatively strong and earnings are expected to increase in 2009 given full year operating results of Miller Welding, acquired in May 2008, an expanded customer base and expected improvements in manufacturing processes. While the economy is expected to impact the amount of spending on waterfront products, earnings are expected to improve at ShoreMaster compared with 2008 given the restructuring that has occurred in its business. The Adelanto facility has been closed, workforce reductions have been put in place, capital spending is being limited and improved profitability is expected on commercial projects in 2009. At DMI Industries, the corporation expects a decline in earnings in 2009 due to wind developers’ limited access to financing which has resulted in cancellation or suspension of orders across the industry. Industry forecasts for megawatt installations of wind power in 2009 portray a decrease of between 25 to 50 percent from 2008. T. O. Plastics’ earnings are expected to remain flat between the years. Backlog in place in the manufacturing segment to support 2009 revenues is approximately $241 million compared with $295 million one year ago.

•	The corporation expects increased net income from its health services segment in 2009 as it focuses on improving its mix of imaging assets and asset utilization rates and has implemented cost reductions across the segment.

•	The corporation expects increased net income from its food ingredient processing business in 2009 based on expectations of higher sales volumes, strong pricing for products, lower energy costs and higher production levels in 2009 compared with 2008. This business has backlog in place for 2009 of 48 million pounds compared with 52 million pounds one year ago.

•	The other business operations segment is expected to have a similar level of earnings in 2009 compared with 2008. Backlog in place for the construction businesses is $71 million for 2009 compared with $77 million one year ago.

•	Corporate general and administrative costs are expected to decrease in 2009.

Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2009 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

•	Actions by the regulators of the electric segment could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	Future operating results of the electric segment will be impacted by the outcome of a rate case filed in North Dakota on November 1, 2008 requesting an overall increase in North Dakota rates of 5.14%. The filing included a request for an interim rate increase of 4.07%, which went into effect on January 1, 2009. Interim rates will remain in effect for all North Dakota customers until the NDPSC makes a final determination on the electric utility’s request, which is expected by August 1, 2009. If final rates are lower than interim rates, the electric utility will refund North Dakota customers the difference with interest.

•	Any significant impairment of the corporation’s goodwill would cause a decrease in the corporation’s assets and a reduction in its net operating performance.

•	A sustained decline in the corporation’s common stock price below book value may result in goodwill impairments that could adversely affect the corporation’s results of operations and financial position, as well as credit facility covenants.

•	The terms of some of the corporation’s contracts could expose the corporation to unforeseen costs and costs not within the corporation’s control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

•	The corporation is subject to risks associated with energy markets.

•	Future operating results of the electric segment will be impacted by the outcome of rate rider filings in Minnesota for transmission investments.

•	Certain costs currently included in the fuel clause adjustment (FCA) in retail rates may be excluded from recovery through the FCA but may be subject to recovery through rates established in a general rate case.

•	Weather conditions or changes in weather patterns can adversely affect the corporation’s operations and revenues.

•	Electric wholesale margins could be further reduced as the Midwest Independent Transmission System Operator market becomes more efficient.

•	Electric wholesale trading margins could be reduced or eliminated by losses due to trading activities.

•	The corporation’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

•	The corporation’s electric segment has capitalized $11.6 million in costs related to the planned construction of a second electric generating unit at its Big Stone Plant site as of December 31, 2008. If the project is abandoned for permitting or other reasons, a portion of these capitalized costs and others incurred in future periods may be subject to expense and may not be recoverable.

•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures and increased operating costs.

•	Existing or new laws or regulations addressing climate change or reductions of greenhouse gas emissions by federal or state authorities, such as mandated levels of renewable generation or mandatory reductions in carbon dioxide (CO2) emission levels or taxes on CO2 emissions, that result in increases in electric service costs could negatively impact the corporation’s net income, financial position and operating cash flows if such costs cannot be recovered through rates granted by ratemaking authorities in the states where the electric utility provides service or through increased market prices for electricity.

•	The corporation may not be able to respond effectively to deregulation initiatives in the electric industry, which could result in reduced revenues and earnings.

•	The corporation’s manufacturer of wind towers operates in a market that has been influenced by the existence of a Federal Production Tax Credit. This tax credit is scheduled to expire on December 31, 2009. Should this tax credit not be renewed, the revenues and earnings of this business, as well as the electrical contracting business in the corporation’s other businesses segment, could be reduced.

•	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

•	The corporation’s plans to grow and diversify through acquisitions and capital projects may not be successful and could result in poor financial performance.

•	The corporation’s plans to acquire, grow and operate its nonelectric businesses could be limited by state law.

•	Competition is a factor in all of the corporation’s businesses.

•	Economic uncertainty could have an adverse impact on the corporation’s future revenues and earnings.

•	Volatile financial markets and changes in the corporation’s debt rating could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses. Disruptions, uncertainty or volatility in the financial markets can also adversely impact the results of operations, the ability of customers to finance purchases of goods and services, and the financial condition of the corporation as well as exert downward pressure on stock prices and/or limit the corporation’s ability to sustain its current common stock dividend level.

•	As of December 31, 2008, the corporation’s defined benefit pension plan assets had declined significantly since December 31, 2007. The corporation is not required to make a mandatory contribution to the pension plan in 2009. However, if the market value of pension plan assets continues to decline and relief under the Pension Protection Act is no longer granted, the corporation could be required to contribute additional capital to the pension plan in 2009.

•	The price and availability of raw materials could affect the revenue and earnings of the corporation’s manufacturing segment.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment.

•	The corporation’s food ingredient processing and wind tower manufacturing businesses could be adversely affected by changes in foreign currency exchange rates.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business. Reductions in PVC resin prices could negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

•	Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.

•	The corporation’s health services business dealership agreement with Philips Medical expired on December 31, 2008. The business continues to operate as a dealer for Philips Medical and expects to renew this agreement in the first quarter of 2009. In the event the dealer agreement is not renewed, the health services’ equipment sales business could be adversely affected.

•	Technological change in the diagnostic imaging industry could reduce the demand for diagnostic imaging services and require the corporation’s health services operations to incur significant costs to upgrade their equipment.

•	Actions by regulators of the corporation’s health services operations could result in monetary penalties or restrictions in the corporation’s health services operations.

•	A significant failure or an inability to properly bid or perform on projects by the corporation’s construction businesses could lead to adverse financial results.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, health services, food ingredient processing and infrastructure businesses which include plastics, construction and transportation. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three and twelve months ended December 31, 2008 and 2007 in the attached financial statements. Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the Three and Twelve Months Ended December 31, 2008 and 2007
In thousands, except share and per share amounts

	Quarter Ended December 31,		Year-to-Date December 31,
	2008	2007	2008	2007
Operating Revenues by Segment:
Electric	$90,881	$90,816	$340,020	$323,478
Plastics	16,767	34,693	116,452	149,012
Manufacturing	124,747	95,258	470,462	381,599
Health Services	31,376	33,895	122,520	130,670
Food Ingredient Processing	18,223	16,828	65,367	70,440
Other Business Operations	53,671	58,766	199,511	185,730
Corporate Revenue and Intersegment Eliminations	(1,224)	(569)	(3,135)	(2,042)

Total Operating Revenues	334,441	329,687	1,311,197	1,238,887

Operating Expenses:
Fuel and Purchased Power	35,217	44,145	128,259	135,172
Nonelectric Cost of Goods Sold (depreciation included below)	191,835	191,047	775,292	712,547
Electric Operating and Maintenance Expense	29,244	28,125	124,249	116,454
Nonelectric Operating and Maintenance Expense	34,839	28,764	143,050	121,110
Plant Closure Costs	—	—	2,295	—
Depreciation and Amortization	17,460	13,424	65,060	52,830

Total Operating Expenses	308,595	305,505	1,238,205	1,138,113

Operating Income (Loss) by Segment:
Electric	18,043	11,950	55,757	45,755
Plastics	(1,425)	979	4,260	14,362
Manufacturing	7,556	7,953	15,754	33,051
Health Services	1,262	(201)	1,008	3,430
Food Ingredient Processing	1,514	1,698	2,860	6,762
Other Business Operations	3,188	2,818	9,758	7,817
Corporate	(4,292)	(1,015)	(16,405)	(10,403)

Total Operating Income	25,846	24,182	72,992	100,774

Interest Charges	5,935	6,036	26,958	20,857
Other Income	1,383	780	4,128	2,012
Income Taxes	7,547	4,808	15,037	27,968

Net Income (Loss) by Segment
Electric	10,689	7,007	33,234	24,498
Plastics	(1,033)	704	1,880	8,314
Manufacturing	4,109	4,281	5,269	15,632
Health Services	610	(282)	85	1,427
Food Ingredient Processing	947	1,401	1,681	4,386
Other Business Operations	1,909	1,454	5,279	4,049
Corporate	(3,484)	(447)	(12,303)	(4,345)

Total Net Income	13,747	14,118	35,125	53,961
Preferred Stock Dividend	184	184	736	736

Balance for Common:	$13,563	$13,934	$34,389	$53,225

Average Number of Common Shares Outstanding:
Basic	35,311,160	29,790,350	31,409,076	29,681,237
Diluted	35,515,716	30,089,899	31,673,069	29,969,523

Earnings Per Common Share:
Basic	$0.38	$0.47	$1.09	$1.79
Diluted	$0.38	$0.46	$1.09	$1.78

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands

	December 31,	December 31,
	2008	2007
Current Assets
Cash and Cash Equivalents	$7,565	$39,824
Accounts Receivable:
Trade—Net	136,609	151,446
Other	13,587	14,934
Inventories	101,955	97,214
Deferred Income Taxes	8,386	7,200
Accrued Utility and Cost-of-Energy Revenues	24,030	32,501
Costs and Estimated Earnings in Excess of Billings	65,606	42,234
Income Taxes Receivable	26,754	283
Other	8,519	15,016

Total Current Assets	393,011	400,652

Investments	7,542	10,057
Other Assets	22,615	24,500
Goodwill	106,778	99,242
Other Intangibles—Net	35,441	20,456

Deferred Debits
Unamortized Debt Expense and Reacquisition Premiums	7,247	6,986
Regulatory Assets and Other Deferred Debits	82,384	38,837

Total Deferred Debits	89,631	45,823

Plant
Electric Plant in Service	1,205,647	1,028,917
Nonelectric Operations	321,032	257,590

Total	1,526,679	1,286,507
Less Accumulated Depreciation and Amortization	548,070	506,744

Plant—Net of Accumulated Depreciation and Amortization	978,609	779,763
Construction Work in Progress	58,960	74,261

Net Plant	1,037,569	854,024

Total	$1,692,587	$1,454,754

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands

	December 31,	December 31,
	2008	2007
Current Liabilities
Short-Term Debt	$134,914	$95,000
Current Maturities of Long-Term Debt	3,747	3,004
Accounts Payable	113,422	141,390
Accrued Salaries and Wages	29,688	29,283
Accrued Taxes	10,939	11,409
Other Accrued Liabilities	12,034	13,873

Total Current Liabilities	304,744	293,959

Pensions Benefit Liability	80,912	39,429
Other Postretirement Benefits Liability	32,621	30,488
Other Noncurrent Liabilities	19,391	23,228

Deferred Credits
Deferred Income Taxes	123,086	105,813
Deferred Tax Credits	34,288	16,761
Regulatory Liabilities	64,684	62,705
Other	397	275

Total Deferred Credits	222,455	185,554

Capitalization
Long-Term Debt, Net of Current Maturities	339,726	342,694
Class B Stock Options of Subsidiary	1,220	1,255

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	—	—

Common Shares, Par Value $5 Per Share	176,923	149,249
Premium on Common Shares	241,731	108,885
Retained Earnings	260,364	263,332
Accumulated Other Comprehensive (Loss) Income	(3,000)	1,181

Total Common Equity	676,018	522,647

Total Capitalization	1,032,464	882,096

Total	$1,692,587	$1,454,754